Exhibit 1

Rio de Janeiro, October 17, 2019.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia da Costa Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.:  Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 939/2019-SLS

Dear Sirs,

In compliance with the Official Letter B3 939/2019–SLS from B3 S.A. – Brasil, Bolsa, Balcão (“B3“), dated October 17, 2019, as transcribed below, in which Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) was asked to clarify the news article published in the press by the newspaper Valor Econômico on October 17, 2019, entitled “América Móvil is open to negotiate with Oi,” the Company hereby clarifies as follows:

“Dear Sirs,

A news article published by the newspaper Valor Econômico on October 17, 2019 entitled ‘América Móvil is open to negotiate with Oi’ states, among other information, that:

1. América Móvil, Claro’s parent company, has an interest in acquiring Brazilian competitor Oi.

We ask for clarification on this item by October 18, 2019, with your confirmation or denial, as well as other information considered important.”

In compliance with such Official Letter, Oi’s Board of Executive Officers clarifies that it remains focused on the initiatives necessary for implementing its strategic plan and its related investments. In this process, Oi’s Management has been continuously monitoring the options at its disposal and will assess all the strategic alternatives that might make sense to the Company and its shareholders, when and if they are formally presented. However, as already mentioned in a previous reply, the Company cannot comment on alleged intentions or opinions of third parties.

Rua Humberto de Campos, 425 – 8º floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro

www.oi.com.br

Oi reaffirms its commitment to keep its shareholders and the market informed with respect to relevant and material aspects of its businesses and reiterates that investors and the market in general should be guided solely by the official disclosures made by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8º floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro                                                                                                                                                                                                                                                                                                                                                                                                                                                                            www.oi.com.br